Exhibit 99.1

Perry Ellis International Announces Strong Results for Fourth Quarter and Fiscal Year 2010

•	Resumed revenue growth during fourth quarter as compared to last year
•

EPS, net income & EBITDA all surpass consensus estimates- Fiscal Year 2010 EPS of $1.01 per fully diluted share, net income of $13.2 million and adjusted EBITDA of $48.7 million compared to consensus EPS of $.95, net income of $12.4 million, and EBITDA of $ 44.6 million

•	Selling, general and administrative expense reduction of $36 million – 15% below last year
•	Strict controls led to a $26.8 million inventory reduction –19% below last year
•	Finished Fiscal 2010 in an outstanding liquidity position. Retired $21.0 million of senior notes and full availability on credit facility
•	Improved leverage position: total net debt to capitalization at 34% vs. 47% last year
•	Issued Fiscal 2011 earnings per share and revenue guidance of $1.25 – $1.40 and $770 – $790 million, respectively

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2010”) and the fiscal year ended January 31, 2010 (“fiscal 2010”).

Fiscal 2010 Results

Fiscal 2010 revenues were in line with company guidance at $754.2 million versus $851.3 million reported in the prior year ended January 31, 2009 (“fiscal 2009”). The company reported net income of $13.2 million or $1.01 per fully diluted share, compared to a net loss of $12.9 million or $.89 per fully diluted share, for the comparable period last year.

“Fiscal 2010 was a turnaround year for Perry Ellis International,” commented Oscar Feldenkreis, President and Chief Operating Officer. “We delivered earnings ahead of expectations during a very challenging economic downturn. We also took the initiative to seek out new business opportunities such as the Callaway & Pierre Cardin license agreements. We expect to see 2011 as a breakout year to capitalize on these opportunities as well as our core growth platforms.”

Overall gross margins for fiscal 2010 improved 30 bps to 33.0% compared to 32.7% in fiscal 2009. The margin expansion was mainly driven by a mix of higher margin branded product, the exiting of several low profit private label programs, the exit of some underperforming businesses, the introduction of Callaway Golf direct sales and reduced sales and operational allowances resulting from strong product performance and improved operational efficiencies.

Cost reduction initiatives and strict expense controls throughout fiscal 2010 resulted in selling, general and administrative expense reductions of $36 million. Selling, general and administrative expenses at $200.4 million represented a 15% reduction compared to $236.8 million for fiscal 2009. As a result of these cost reductions, the company achieved fiscal 2010 earnings before interest, tax, impairments, depreciation and amortization (“adjusted EBITDA”) of $48.7 million, a $3.2 million or 7% increase over fiscal 2009, A table showing the reconciliation of EBITDA to net income is attached.

Fourth Quarter Fiscal 2010 Results

Overall, fourth quarter results were ahead of internal plans and above analyst consensus in adjusted EBITDA and EPS. Total revenue for the quarter was $196.4 million, a 3% increase compared to $191.2 million reported in the fourth quarter of fiscal 2009. The increase is attributable to a turnaround of Perry Ellis Collection at department stores, initial shipments of Callaway and TOP-FLITE® spring product, as well as improved performance in direct to consumer businesses, primarily the Perry Ellis and Original Penguin retail stores. These increases were slightly offset by the planned exit of certain mass merchant programs and the exit of licenses in outerwear and green grass golf.

Reduced levels of markdown support coupled with strong performance of branded businesses at retail positively impacted gross margins, improving them to 35.5% during the quarter compared to 29.0% for the comparable quarter last year, representing a 650 bps improvement. Fourth quarter adjusted EBITDA was $20.1 million compared to $2.4 million, a $17.7 million dollar improvement, over the same period last year. A table showing the reconciliation of adjusted EBITDA to net income is attached. Net income was $8.5 million, or $.64 per fully diluted share, compared to a loss of $21.6 million or $1.58 per fully diluted share during the forth quarter of fiscal 2009.

“We feel that we are past the worst and most severe global economic recession the country and the industry have ever seen, and we are very proud of our fiscal 2010 and fourth quarter earnings. Our performance was driven by the strength of our brands, the continued implementation and execution of all of our growth strategies, and because of the dedication and hard work of all of our associates around the world. All of these factors have ensured that Perry Ellis International will continue to emerge as an industry leader and deliver even better results in the current fiscal year,” commented George Feldenkreis, Chairman and Chief Executive Officer.

Balance Sheet and Liquidity Review

Disciplined working capital management allowed the company to finish the year with its strongest balance sheet and liquidity position in 10 years. Generating $88.8 million in cash from operations and a free cash flow of $85.1 million during the year allowed the company to fully pay down its senior credit facility and also retire $21 million in senior notes, which the company expects will represent approximately $1.8 million in interest savings annually. Additionally, the company ended the year with $18.3 million in cash, an increase of $9.5 million year over year.

Proactive planning and inventory discipline during fiscal 2010 allowed the company to reduce its inventories by $26.8 million, or 19%, compared to fiscal 2009 with total inventory of $112.3 million. Inventory turns increased to 4.72 times, compared to 4.25 times last year, due to a consistent flow of inventory and the timely clearance of aged goods. Accounts receivable were reduced to $139.9 million compared to $142.9 million as of January 31, 2009. This represents a $3.0 million or 2% reduction, a positive trend in relation to revenue growth in the quarter.

“As the macroeconomic environment and consumer confidence continues to show signs of improvement, Perry Ellis International will continue to be proactive and take decisive actions to continue strengthening our financial position and prepare ourselves for success in the years ahead,” commented Mr. Feldenkreis.

Fiscal 2011 Guidance

The company announced that for the twelve months ending January 31, 2011 (“fiscal 2011”) it anticipates earnings per fully diluted share in the range of $1.25 – $1.40 and revenues to be in the range of $770 – $790 million for the year, representing a low- to mid-single-digit increase. Additionally, with the exit of underperforming businesses in fiscal 2010 along with new higher margin growth initiatives such as Callaway, gross margins are expected to continue to improve throughout fiscal 2011.

“We are very excited about our multiple growth opportunities this year as we see most of our customers experiencing increased sales. Perry Ellis is experiencing the strongest sell thrus in the department store channel we have seen in years and we continue to capitalize on our position as the number one premier golf apparel supplier in the country. We also continue to read and meet the needs of the Hispanic consumer very well. Our retail and e-commerce operations showed 19% growth in gross profit during the fourth quarter compared to last year and we are also starting to see the turnaround in our contemporary businesses. All of this coupled with the new opportunities such as Callaway, Pierre Cardin, & Collegiate should position us extremely well for 2010,” commented George Feldenkreis.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men's and women's apparel, accessories, and fragrances. The Company's collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men's and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star®, MCD® John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties including Pierre Cardin® for men’s sportswear, Nike® and Jag® for swimwear, and Callaway®, and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “redict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Integrated Corporate Relations

Allison Malkin, 203-682-8225

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Years Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Revenues
Net sales	$190,045	$184,470	$729,217	$825,868
Royalty income	6,393	6,764	24,985	25,429

Total revenues	196,438	191,234	754,202	851,297
Cost of sales	126,769	135,687	505,104	573,046

Gross profit	69,669	55,547	249,098	278,251
Operating expenses
Selling, general and administrative expenses	49,578	54,311	200,356	236,840
Depreciation and amortization	3,320	3,886	13,625	14,784
Impairment on long-lived assets	254	22,299	254	22,299

Total operating expenses	53,152	80,496	214,235	273,923

Operating income (loss)	16,517	(24,949)	34,863	4,328
Impairment on marketable securities	—	234	—	2,797
Cost on early extinguishment of debt	357	—	357	—
Interest expense	4,076	4,357	17,371	17,491

Income (loss) before income taxes	12,084	(29,540)	17,135	(15,960)
Income tax (benefit) provision	3,508	(7,970)	3,615	(3,682)

Net income (loss)	8,576	(21,570)	13,520	(12,278)

Less: net income attributed to noncontrolling interest	88	47	353	612

Net income (loss) attributed to Perry Ellis International, Inc.	$8,488	$(21,617)	$13,167	$(12,890)

Net income (loss) attributed to Perry Ellis International, Inc. per share
Basic	$0.67	$(1.58)	$1.04	$(0.89)

Diluted	$0.64	$(1.58)	$1.01	$(0.89)

Weighted average number of shares outstanding
Basic	12,730	13,650	12,699	14,416
Diluted	13,351	13,650	13,005	14,416

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	January 30, 2010	January 31, 2009
Assets
Current assets:
Cash and cash equivalents	$18,269	$8,813
Accounts receivable, net	139,934	142,870
Inventories	112,315	139,074
Other current assets	24,822	31,508

Total current assets	295,340	322,265

Property and equipment, net	60,467	70,222
Intangible assets	200,315	201,229
Other assets	5,194	5,870

Total assets	$561,316	$599,586

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,203	$45,826
Accrued expenses and other liabilities	20,576	23,825
Accrued interest payable	4,482	5,336
Current portion-real estate mortgages	11,021	494
Unearned revenues	6,002	5,654

Total current liabilities	107,284	81,135

Long term liabilities:
Senior subordinated notes payable	129,870	149,409
Senior credit facility	—	54,415
Real estate mortgages	13,712	24,686
Deferred pension obligation	17,237	17,708
Unearned revenues and other long-term liabilities	23,097	20,132

Total long-term liabilities	183,916	266,350

Total liabilities	291,200	347,485

Stockholders’ equity

Preferred stock	—	—
Common stock	161	160
Additional paid-in-capital	107,527	103,933
Retained earnings	179,838	166,671
Accumulated other comprehensive loss	(3,655)	(6,306)
Treasury stock at cost	(17,415)	(15,664)

Total Perry Ellis International, Inc. stockholders’ equity	266,456	248,794

Noncontrolling interest	3,660	3,307

Total stockholders’ equity	270,116	252,101

Total liabilities and stockholders’ equity	$561,316	$599,586

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended		Years Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Net income (loss) attributed to Perry Ellis International, Inc.	$8,488	$(21,617)	$13,167	$(12,890)
Plus:
Depreciation and amortization	3,320	3,886	13,625	14,784
Interest expense	4,076	4,357	17,371	17,491
Cost on early extinguishment of debt	357	—	357	—
Net income attributable to noncontrolling interest	88	47	353	612
Income tax (benefit) provision	3,508	(7,970)	3,615	(3,682)

EBITDA	19,837	(21,297)	48,488	16,315
Impairment on marketable securities	—	234	—	2,797
One-time non-recurring restructuring costs	—	1,176	—	4,147
Impairment on long-lived assets	254	22,299	254	22,299

EBITDA as adjusted	$20,091	$2,412	$48,742	$45,558

(1)	EBITDA consists of earnings before interest, cost on early extinguishment of debt, taxes, depreciation, amortization and noncontrolling interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

“EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities and long-lived assets and the one-time non-recurring restructuring costs. These are not indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed from the calculation.